Exhibit 99.(k)(5)

BROKER-DEALER AGREEMENT

Dated September [   ], 2007

among

The Bank of New York,

as Auction Agent

and

[                                      ],

as Broker-Dealer

and

Advent/Claymore Convertible Securities & Income Fund

relating to

3,400 Shares, Series T7
3,400 Shares, Series W7

i

BROKER-DEALER AGREEMENT

THIS BROKER-DEALER AGREEMENT, dated September [       ], 2007, among (i) The Bank of New York (the “Auction Agent”), a a New York banking corporation, not in its individual capacity but solely as agent of Advent/Claymore Convertible Securities & Income Fund (the “Fund”), pursuant to authority granted to the Auction Agent in the Auction Agreement, dated September [ ], 2007 (the “Auction Agreement”), between the Fund and the Auction Agent; (ii) [                 ], a [                ] (“BD”); and (iii) Advent/Claymore Convertible Securities & Income Fund, a Delaware Statutory Trust (the “Fund”).

WITNESSETH

WHEREAS, the Fund is issuing the following auction market preferred shares:  3,400 Shares, Series T7 and 3,400 Shares, Series W7 (collectively, the “AMPS”) pursuant to a Prospectus dated September [    ], 2007, (the “Prospectus”) and the proceeds thereof will be provided to the Fund; and

WHEREAS, the dividend rate on the AMPS will initially be set in accordance with the Auction Procedures; and

WHEREAS, The Bank of New York has been appointed as Auction Agent for purposes of the Auction Agreement, and pursuant to Section 2.5 of the Auction Agreement, the Fund has requested and directed the Auction Agent to execute and deliver this Broker-Dealer Agreement; and

WHEREAS, the Auction Procedures require the participation of one or more Broker-Dealers.

NOW, THEREFORE, the Auction Agent, as agent for the Fund and the BD agree as follows:

SECTION 1.                                DEFINITIONS AND RULES OF CONSTRUCTION.

1.1.                              Terms Defined by Reference to the Auction Procedures. Capitalized terms used herein shall have the respective meanings specified in the Auction Procedures.

1.2.                              Additional Terms Defined Herein. As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

(a)                                  “Auction Procedures” shall mean the procedures for conducting Auctions for the AMPS during an ARS Rate Period as set forth in Exhibit A hereto.

(b)                                 “Authorized Officers” shall mean [to be supplied by the BONY].

(c)                                  “BD Officer” shall mean each officer or employee of BD designated as a “BD Officer” for purposes of this Broker-Dealer Agreement in a communication to the Auction Agent.

(d)                                 “Broker-Dealer Agreement” shall mean this Broker-Dealer Agreement, including Exhibit A hereto, and any substantially similar agreement between the Auction Agent and a Broker-Dealer.

(e)                                  “Broker-Dealer Fee” shall mean the fee due to the BD, as set forth in Section 2.5(b) hereof.

(f)                                    “Order Form” shall mean the form by which Orders are to be submitted by any Broker-Dealer on any Auction Date which shall be in a form acceptable to the Auction Agent and may be by  Electronic Means or in writing.

1.3.                              Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Broker-Dealer Agreement:

(a)                                  Words importing the singular number shall include the plural number and vice versa.

(b)                                 The captions and headings herein are solely for convenience of reference and shall neither constitute a part of this Broker-Dealer Agreement nor affect its meaning, construction or effect.

(c)                                  The words “hereof,” “herein,” “hereto,” and other words of similar import refer to this Broker-Dealer Agreement as a whole and not to any particular section or subsection.

(d)                                 All references herein to a particular time of day shall be to New York City time.

(e)                                  Each reference to the purchase, sale or holding of “AMPS” shall refer to beneficial ownership interests in AMPS unless the context clearly requires otherwise.

(f)                                    Any reference herein to AMPS shall be deemed to be a reference to each Series of AMPS. References herein to an Auction and the Auction Procedures shall apply separately to each Series of AMPS.

SECTION 2.                              THE AUCTION.

2.1.                              Incorporation by Reference of Auction Procedures.

(a)                                  The parties to this Broker-Dealer Agreement agree to comply with the Auction Procedures. No amendment to the Auction Procedures shall be effective without the consent of the parties hereto.

(b)                                 BD agrees to act as, and assumes the obligations of, and limitations and restrictions placed upon, a Broker-Dealer under this Broker-Dealer Agreement. BD understands that other Persons meeting the requirements specified in the definition of “Broker-Dealer” contained in the Auction Procedures may execute Broker-Dealer Agreements and participate as Broker-Dealers in Auctions.

(c)                                  BD and other Broker-Dealers may participate in Auctions for their own accounts. The Fund may, however, by notice to BD and all other Broker-Dealers, prohibit all of the Broker-Dealers from submitting Bids in Auctions for their own accounts, provided that Broker-Dealers may continue to submit Hold Orders and Sell Orders. Notwithstanding the foregoing, if BD is an affiliate of the Fund it may not submit Bids to purchase AMPS in Auctions for its own account, but may submit Hold Orders and Sell Orders in Auctions with respect to AMPS otherwise acquired for its own account. The Auction Agent shall be under no duty or liability with respect to monitoring compliance with this Section 2.1(c).

2.2.                              Preparation for each Auction.

(a)                                  Not later than 3:00 P.M. on the Business Day preceding each Auction Date, the Auction Agent shall notify BD of any change in the purchase price of the AMPS, as of the opening of business on such day by delivering a notice to BD by Electronic Means or other communication acceptable to the parties.

(b)                                 In the event the Auction Date for any Auction shall be changed pursuant to Section 2.09(c) of the Auction Procedures after the Auction Agent has given notice of such Auction Date pursuant to Section 2.06(a)(vi) of the Auction Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall promptly give notice of such change to BD. Thereafter, BD shall use its best efforts to promptly notify its customers who are Existing Owners and Potential Owners of which it is aware of such change in the Auction Date.

2.3.                              Securities Depository Participant Numbers.

The Auction Agent may, but shall have no duty to, request, from time to time, BD to provide it with a list of the number of AMPS and affiliated Securities Depository participant numbers for customers BD believes are Existing Owners. BD shall comply with any such request, and the Auction Agent shall keep confidential any such information, including information received as to the identity of Bidders in any Auction, and shall not disclose any such information so provided to any person other than the Fund, provided that the Auction Agent reserves the right, and is authorized, to disclose any such information if required to do so by rule or regulation, or as confidential information to its internal and external accountants, auditors and counsel, its regulators and examiners, and any other person if the Auction Agent has been advised by its counsel that it may be unlawful to fail to disclose or the Auction Agent may be liable for a failure to effect such disclosure, or if it is ordered to do so pursuant to a subpoena, civil investigative demand or similar demand by a court of competent jurisdiction or regulatory, judicial, quasi judicial agency or authority having the authority to mandate such disclosures; provided further, however, that the Auction Agent may refrain from making requested disclosures if in its sole discretion it receives satisfactory indemnity therefor for any actual or potential loss, claim, damage, liability or expense.

2.4.                              Transfers.

BD shall deliver to the Auction Agent a notice, in a form reasonably acceptable to the Auction Agent, of transfers of AMPS made through BD by an Existing Owner to another Person other than pursuant to an Auction. The Auction Agent is not required to accept any notice delivered pursuant to the terms of the foregoing sentence with respect to an Auction unless it is received by the Auction Agent by 11:00 a.m. on the applicable Auction Date.

Notwithstanding the provisions of Section 2.6(a) hereof, any delivery or non-delivery of AMPS which represents any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of this Section 2.4.

2.5.                              Compensation.

(a)                                  The initial Broker-Dealer Fee rate shall equal ¼ of 1% per annum. The Broker-Dealer Fee for the AMPS shall be paid by the Auction Agent solely from moneys received from the Fund pursuant to this Section 2.5 or Section 3.5 of the Auction Agreement and represents compensation for the services of the BD in facilitating Auctions for the benefit of the beneficial owners of the AMPS. The Broker-Dealer Fee rate may be adjusted from time to time with the approval of the Fund upon a written request of the Broker-Dealers delivered to the Fund.

(b)                                 On each Dividend Payment Date following each Auction Date, each Broker-Dealer shall be entitled to receive an amount equal to the product of (x) ¼ of 1% multiplied by (y)(A) if an Auction was held on such Auction Date, the sum of the aggregate principal amount of AMPS that were (1) the subject of a valid Hold Order of an Existing Owner submitted by such Broker-Dealer, (2) the subject of a Submitted Bid of an Existing Owner submitted by such Broker-Dealer and continued to be held by such Existing Owner as a result of such Auction, (3) the subject of a Submitted Bid of a Potential Owner submitted by such Broker-Dealer and were purchased by such Potential Owner as a result of such Auction and (4) deemed to be the subject of a Hold Order by an Existing Owner that were acquired by such Existing Owner from such Broker-Dealer or (B) if an Auction was not held on such Auction Date, the aggregate principal amount of AMPS that were acquired by an Existing Owner through such Broker-Dealer, multiplied by (z) a fraction, the numerator of which is (i) if the Auction Period is 180 days or less, the actual number of days in the Auction Period next succeeding such Auction Date or (ii) if the Auction Period is more than 180 days, the number of days in the Auction Period next succeeding such Auction Date calculated on the basis of twelve 30 day months in a year, and in either case the denominator of which is 360.

The Broker-Dealer Fee (the “Broker-Dealer Fee”) shall be calculated as set forth in this Section 2.5 by the Auction Agent, which shall be conclusive absent manifest error. Such amounts shall be communicated by the Auction Agent to the Fund by 4:00 P.M., New York City time, on the Business Day immediately preceding each Dividend Payment Date. By noon on each Dividend Payment Date, the Fund shall deliver to the Auction Agent the amount constituting the Broker-Dealer Fee, by wire transfer of immediately available funds to such account as the Auction Agent may designate. The amount constituting the Broker-Dealer Fee shall be held by the Auction Agent on behalf of the Broker-Dealer and, immediately upon receipt of such fee, the Auction Agent shall deliver such fee to the Broker-Dealer pursuant to the written instructions of the Broker-Dealer. If any Existing Owner who acquired AMPS through a Broker-Dealer transfers any such AMPS to another Person other than through an Auction, the Broker-Dealer for the AMPS so transferred shall continue to be the Broker-Dealer with respect to such AMPS, provided, however, that if the transfer was effected by, or if the transferee is, another Person who has met the requirements specified in the definition of “Broker-Dealer” and executed a Broker-Dealer Agreement, such Person shall be the Broker-Dealer for such AMPS.

2.6.                              Settlement.

(a)                                  If any Existing Owner on whose behalf BD has submitted a Bid or Sell Order that was accepted in whole or in part fails to instruct its Participant to deliver the AMPS subject to such Bid or Sell Order against payment therefor, BD shall instruct such Participant to deliver such AMPS against payment therefor and BD may deliver to the Potential Owner on whose behalf BD submitted a Bid that was accepted in whole or in part a principal amount of the AMPS that is less than the principal amount of the AMPS specified in such Bid to be purchased by such Potential Owner.

(b)                                 The Auction Agent and the Fund shall have no responsibility or liability with respect to the failure of an Existing Owner, a Potential Owner or its respective Participant to deliver AMPS or to pay for AMPS sold or purchased pursuant to the Auction Procedures or otherwise.

(c)                                  The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

SECTION 3.                              THE AUCTION AGENT.

3.1.                              Duties and Responsibilities of the Auction Agent.

(a)                                  The Auction Agent is acting solely as non-fiduciary agent for the Fund and owes no duties, fiduciary or otherwise, to any other person by reason of this Broker-Dealer Agreement except as expressly set forth herein or in the Auction Agreement, and no implied duties, fiduciary or otherwise, shall be read into this Broker-Dealer Agreement against the Auction Agent.

(b)                                 The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Broker-Dealer Agreement or expressly incorporated herein by reference pursuant to Section 2.1(a) hereof and no implied covenants or obligations shall be read into this Broker-Dealer Agreement against the Auction Agent.

(c)                                  In the absence of willful misconduct or gross negligence on its part, as determined by a court of competent jurisdiction, the Auction Agent, whether acting directly or through agents or attorneys as provided in Section 3.2(d) hereof, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining (or failing to ascertain) the pertinent facts necessary to make such judgment, as determined by a court of competent jurisdiction.

(d)                                 The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Broker-Dealer Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation:  acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; acts of terrorism; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; or acts of civil or military authority or governmental actions; it being understood that the Auction Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(e)                                  The Auction Agent shall not be (i) required to and does not make any representations nor have any responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, except with respect to itself, on any document delivered pursuant to or as contemplated by this Broker-Dealer Agreement; (ii) obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with indemnity satisfactory to the Auction Agent; or (iii) responsible for or liable in any respect on account of the identity, authority or rights of any Person executing or delivering or purporting to execute or deliver any document under this Broker-Dealer Agreement or the Auction Agreement except with respect to its own individuals executing or delivering this Broker-Dealer Agreement or the Auction Agreement.

3.2.                              Rights of the Auction Agent.

(a)                                  The Auction Agent may conclusively rely on and shall be fully protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, form or preferred share certificate or other instrument, paper, document or communication believed by it to be genuine. The Auction Agent shall not be liable for acting, or refraining from action, upon any communication made by telephone, Electronic Means or other means acceptable to the parties and authorized hereby which the Auction

Agent believes (or has no reason not to believe) to have been given by the particular party or parties. The Auction Agent may record telephone communications with the Fund or BD.

(b)                                 The Auction Agent may consult with outside counsel of its choice, and the advice of such outside counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                                  The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties or exercise of its rights hereunder.

(d)                                 The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and, in the absence of willful misconduct or gross negligence on the part of any such agent or attorney, shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care.

(e)                                  The Auction Agent shall have no obligation to monitor, or liability in respect of, the registration or exemption therefrom of the AMPS (or any beneficial ownership interest therein) under any federal or state securities laws or in respect of any transfer of the AMPS (or any beneficial ownership interest therein) pursuant to the terms of this Broker-Dealer Agreement, the Auction Agreement, the Statement of Preferences, any other document contemplated by any thereof, or otherwise, including, but not limited to, compliance with any such laws in regards to any such registration, exemption or transfer.

(f)                                    (i) Any corporation or other entity into which the Auction Agent may be merged or converted or with which it may be consolidated, (ii) any corporation or other entity resulting from any merger, conversion or consolidation to which the Auction Agent may be a party or (iii) any corporation or other entity succeeding to all or substantially all of the auction agent business of the Auction Agent shall be the successor of the Auction Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where any instrument of transfer or assignment is required by law to effect such succession, anything hereunder to the contrary notwithstanding.

3.3.                              Auction Agent’s Disclaimer.

The Auction Agent makes no representations as to, and shall have no liability with respect to, the correctness of the recitals in, or the validity with respect to parties other than the Auction Agent, the accuracy or adequacy of this Broker-Dealer Agreement, the Auction Agreement, the Statement of Preferences, the AMPS or the Prospectus, as hereinafter defined, or any other offering material used in connection with the offer and sale of the AMPS or any other agreement or instrument executed in connection with the transactions contemplated herein or in any thereof.

SECTION 4.                              FURNISHING OF INFORMATION AND OFFERING MATERIALS; INDEMNIFICATION.

4.1.                              Furnishing of Information.

The Fund agrees to furnish, or cause to be furnished, BD with as many copies as BD may reasonably request, of the prospectus relating to the AMPS (the “Prospectus”) as the same may be supplemented or amended from time to time, and such other information with respect to the Fund and its properties, the Statement of Preferences, and the AMPS as BD shall reasonably request from time to time.

4.2.                              Supplements and Amendments to Prospectus.

If at any time during the term of this Broker-Dealer Agreement any event or condition known to the Fund relating to or affecting the Fund or its properties, the AMPS, the Statement of Preferences, or the documents or transactions contemplated thereby, shall occur which, in the reasonable judgment of the Fund or the Broker-Dealer, might affect the accuracy, correctness or completeness of any statement of a material fact contained in the Prospectus (during such period in which the Prospectus shall be required to be delivered to purchasers of the AMPS under the Securities Act of 1933, as amended),, as it shall have been supplemented or amended from time to time pursuant to this Section or included in any report or notice filed by the Fund (each, a “Disclosure Statement”) pursuant to the undertaking entered into by the Fund pursuant to the requirements of the Securities and Exchange Commission (the “Continuing Disclosure Undertaking”) which in the reasonable judgment of the Fund or BD might result in the Prospectus (during such delivery period), as so supplemented or amended, containing any untrue, incorrect or misleading statement of  material fact or omitting to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, then:

(a)                                  the Fund (as to events or conditions relating to itself and otherwise of which it becomes aware) shall promptly notify BD of the circumstances and details of such event;

(b)                                 if, in the opinion of BD, such event or condition requires the preparation and publication of an amendment or supplement to the Prospectus, the Fund at its expense shall promptly prepare or cause to be prepared an appropriate amendment or supplement thereto, in a form and manner approved by BD, so that the statements in the Prospectus, as so amended or supplemented, will not contain any untrue, incorrect or misleading statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and

(c)                                  the Fund shall take all necessary action to approve such supplement or amendment.

4.3.                              Additional Information.

Without limiting the foregoing, the Fund shall notify BD of:

(a)                                  proposed adverse determination letter from the Internal Revenue Service with respect to the federal income tax treatment of the AMPS, of which the Fund shall have knowledge;

(b)                                 any replacement of the Fund under the Indenture;

(c)                                  Any Event of Default under the Statement of Preferences provided such Event of Default relates to the Fund, or any other default which, with notice or lapse of time or both, would constitute such an Event of Default;

(d)                                 the publication of notice of redemption or purchase of the AMPS, together with a copy of such notice (which notice shall be provided to BD no later than the date of publication of such notice); and

(e)                                  the occurrence of any of the following events with respect to the AMPS; (i) dividend payment delinquencies; (ii) non payment related defaults; (iii) unscheduled draws on debt service reserves; (iv) unscheduled draws on credit enhancements; (v) substitution of credit provider or liquidity provider, or their failure to perform; (vi) adverse tax opinions or events affecting the tax exempt status of the AMPS; (vii) modifications to rights of  security holders; (viii) rating changes (including any announcement that any of the AMPS or the Fund has been put on credit watch); and (ix) failure of the Fund to  provide “annual financial information” in accordance with Rule 15c2-12(b)(5)(i)(D) under the Securities Exchange Act.

4.4.                              Indemnification and Contribution.

(a)                                  To the extent, if any, that a court of competent jurisdiction would enforce such agreement as not contrary to law or public policy, the Fund agrees to indemnify and hold harmless BD and each person, if any, who controls (as such term is defined in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”)) BD against any and all losses, claims, damages, expenses, and liabilities whatsoever arising out of any violation of this Broker-Dealer Agreement by the Fund, including any untrue statement or alleged untrue statement in the Prospectus of a material fact or any omission or alleged omission of any material fact necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading, including, without limiting the generality of the foregoing, the aggregate amount paid in settlement of any litigation commenced or threatened or of any claim whatsoever based upon any such untrue statement or omission or alleged untrue statement or omission, including without limitation the reasonable costs and expenses (including fees and expenses of counsel) of investigating, preparing for or defending itself, if such settlement is effected with the written consent of the Fund. In each case the indemnification for any such settlement or expense shall be made promptly by the Fund as the costs of such settlement or expenses are incurred by BD. In case any claim should be made or action brought against any of BD or any controlling person (as aforesaid) based upon a violation of this Broker-Dealer Agreement by the Fund, in respect of which indemnity may be sought against the Fund, BD or such controlling person shall, as a condition to its right to indemnification hereunder, promptly notify the Fund in writing setting forth the particulars of such claim or action and the Fund shall assume the defense thereof, including the retaining of counsel and the payment of all expenses. BD or any such controlling person shall have the right to retain separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at BD’s expense or the expense of such controlling person unless the retaining of such counsel has been specifically authorized in writing by the Fund or counsel retained by the Fund has advised BD that the representation of the two parties would constitute a conflict.

(b)                                 If for any reason indemnification is unavailable to BD or insufficient to hold BD harmless in connection with this Broker-Dealer Agreement, then the Fund shall contribute to the amount paid or payable by BD as a result of any loss, claim, damage or liability or action in respect thereof (including such legal or other expenses) in such proportion as is appropriate to reflect the relative benefits received by the Fund on the one hand and BD on the other hand from the sale of the AMPS (as described in the next sentence) or, if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Fund on the one hand and BD on the other as well as any other relevant equitable considerations. For this purpose the relative benefits received by Fund on the one hand and BD on the other shall be deemed to be in the same proportion as the principal amount of the AMPS sold bears to one year’s compensation, at the rate applicable at the time of such loss, claim, damage or liability or action, received by BD pursuant to Section 2.5 above. The Fund agrees with BD that it would not be just and equitable if contribution pursuant to this provision were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. The reimbursement, indemnity and contribution obligations of the Fund under this subsection shall be in addition to any liability which the Fund may otherwise have, shall extend upon the same terms and conditions to the officers, members, partners, employees an controlling persons (if any) of BD and shall be binding upon and inure to the benefit of any successors and assigns of the Fund and BD.

SECTION 5.                                MISCELLANEOUS.

5.1.                              Termination. BD may resign at any time, upon five Business Days’ notice to the Auction Agent; provided, however, that BD may resign immediately if it determines, in its reasonable judgment, that for any reason, including, without limitation, (a) a material adverse change in the financial condition of the Fund, (b) hostilities involving the United States, (c) a down-rating of the AMPS, or (e) an imposition of material restrictions on the AMPS or similar obligations, it is not advisable to attempt to Auction the AMPS. The Auction Agent upon the written direction of the Fund, which shall not be unreasonably withheld or delayed, may terminate this Broker-Dealer Agreement at any time on five Business Days’ notice to the other parties hereto; and provided that this Broker-Dealer Agreement shall terminate upon the resignation or removal of the BD pursuant to this Section 5.1 or termination of the Auction Agreement.

5.2.                              Participant. BD is and for the term of this Broker-Dealer Agreement shall remain a member of, a participant in, or an affiliate of such a member or participant in Securities Depository; and will give the Auction Agent, each other Broker-Dealer and the Fund two Business Days’ notice if it ceases to be so or if it changes its participation or affiliation to a different Securities Depository.

5.3.                              Communications. Except for communications authorized to be made by Electronic Means or other communication acceptable to the parties pursuant to this Broker-Dealer Agreement or the Auction Procedures all notices, requests and other communications to any party hereunder shall be in writing (which may be by facsimile) and shall be given to such party, addressed to it, at its address, facsimile number or e-mail address set forth below and, where appropriate, reference the particular Auction to which such notice relates:

If to BD addressed:	[ ]
[ ]
[ ]
Attention: [ ]
Telephone Number: [ ]
Facsimile: [ ]

If to the Auction Agent addressed:

The Bank of New York
Corporate Trust Administration
101 Barclay Street, Floor 7W
New York, NY 10286
Attention: Dealing and Trading Group – Auction Desk
Telephone Number: (212) 815-3450
Facsimile: (212) 815-3440
E-mail: bnyauction@bankofny.com

If to the Fund addressed:

Advent/Claymore Convertible Securities & Income Fund
c/o Advent Capital Management, LLC
1065 Avenue of the Americas, 31st Floor
Attention: Rodd Baxter, Secretary
Telephone Number: (212) 480-9655
Facsimile: (212) 482-1600
E-mail: rbaxter@adventcap.com

or such other address, telephone, facsimile number or e-mail address as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer and on behalf of the Auction Agent by an Authorized Officer.

5.4.                              Recording of Conversations. BD may record telephone communications with the Fund or the Auction Agent, or both of them.

5.5.                              Entire Agreement. This Broker-Dealer Agreement, and the other agreements and instruments executed and delivered in connection with the issuance of the AMPS, contain the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof.

5.6.                              Benefits; Successors and Assigns. This Broker-Dealer Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of BD, the Auction Agent and the Fund. Except as provided in Section 3.2(f) hereof, this Broker-Dealer Agreement may not be assigned by any party hereto absent the prior written consent of the other parties; provided, however, that:  (a) the Broker-Dealer Agreement may be assigned by the Auction Agent to a successor Auction Agent selected by the Fund without the consent of BD and BD may assign its rights and obligations hereunder to an affiliate of BD or to an entity succeeding to the business of BD. Nothing in this Broker-Dealer Agreement, express or implied, shall give to any person, other than the Auction Agent and BD and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim under this Broker-Dealer Agreement, other than the rights expressly granted to the Fund herein.

5.7.                              Amendment; Waiver.

(a)                                  This Broker-Dealer Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the parties hereto.

(b)                                 Failure of any party to this Broker-Dealer Agreement to exercise any right or remedy hereunder in the event of a breach of this Broker-Dealer Agreement by any other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

(c)                                  Notwithstanding anything herein to the contrary, the Auction Agent may, but shall have no obligation to execute any amendment or waiver which affects its rights, powers, immunities or indemnities hereunder.

5.8.                              Severability. If any clause, provision or section of this Broker-Dealer Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

5.9.                              Execution in Counterparts. This Broker-Dealer Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

5.10.                        Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a)                                  This Broker-Dealer Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State, without giving effect to principles of choice of law or conflicts of law thereof.

(b)                                 The parties agree that all actions and proceedings arising out of this Broker-Dealer Agreement or any of the transactions contemplated hereby shall be brought in the County of New York and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such County.

(c)                                  Each party to this Broker-Dealer Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Broker-Dealer Agreement in any court referred to in Section 5.10(b) hereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Broker-Dealer Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.3 hereof. Nothing in this Broker-Dealer Agreement will affect the right of any party to this Broker-Dealer Agreement to serve process in any other manner permitted by law.

(e)                                  EACH PARTY TO THIS BROKER-DEALER AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE STATEMENT OF PREFERENCES, THIS BROKER-DEALER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE). EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS BROKER-DEALER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

5.11.                        No Implied Duties.

Nothing contained in this Broker-Dealer Agreement, the Auction Procedures or the Auction Agreement shall be deemed to imply any duties, covenants or obligations on the part of the Fund not otherwise expressly set forth herein or therein.

IN WITNESS WHEREOF, the parties hereto have caused this Broker-Dealer Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

THE BANK OF NEW YORK,
as Auction Agent

By:
Authorized Signatory

[ ]
as Broker-Dealer

By:
Authorized Signatory

ADVENT/CLAYMORE GLOBAL CONVERTIBLE SECURITIES & INCOME FUND

By:
Authorized Signatory

EXHIBIT A — Auction Procedures